Exhibit 99.1

News Release	Corporate Communications 1300 Wilson Boulevard, Ste. 400 Arlington, Virginia 22209	Phone: 703-412-3231 Fax: 703-412-3222

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 703-412-3231	Phone: 703-412-3216
E-mail: amanda.covington@atk.com	E-mail: michael.pici@atk.com

ATK Reports FY15 Third Quarter Operating Results

ATK Records Highest Third Quarter Sales in Company History

ATK Delivers Record Adjusted EPS

ATK Stockholders Approve Issuance of Shares to Orbital Stockholders

ATK Anticipates Closing Transaction on Feb. 9, 2015

Arlington, Va., Jan. 28, 2015— Alliant Techsystems Inc. ("ATK") (NYSE: ATK) today reported operating results for the third quarter of its Fiscal Year 2015, which ended on December 28, 2014.

Third quarter sales were $1.3 billion, up 4 percent from the prior-year quarter of $1.2 billion, due to increased sales in the Defense and Aerospace Groups, partially offset by a decrease in the Sporting Group.

Operating profit in the third quarter was $105 million, compared to $146 million in the prior-year period. Excluding goodwill/trade name impairments, transaction costs, deferred financing costs, and inventory step-up, adjusted operating profit in the third quarter increased $4 million to $162 million (see reconciliation tables for details). Adjusted operating profit increased primarily due to higher sales in the Aerospace Group and lower pension expense.

As previously announced, during the third quarter, ATK recorded a $52 million ($48 million, net of tax, or $1.50 per share) non-cash, goodwill/trade name impairment charge associated with the Savage acquisition with only partial tax benefits. The basis for this impairment charge is due to the current market correction impacting demand for firearms. A major factor to this impairment is the significant impact to the valuations of other firearms market participants, which was considered as a basis for this impairment. Also contributing to this impairment is a decline in the company’s near-term projected cash flows in the firearms business as reflected in ATK's previous guidance.

Net income in the third quarter was $46 million, down from $80 million in the prior-year period. Adjusted net income in the third quarter was $97 million, compared to $93 million in the prior year (see reconciliation table for details). Fully diluted earnings per share (EPS) were $1.43 compared to $2.46 in the prior-year period. On an adjusted basis, fully diluted EPS was $3.02 compared to $2.87 in the prior year (see reconciliation tables for details). Adjusted net income was relatively flat and adjusted EPS increased due to decreased share count as a result of the payoff of the convertible notes in the second quarter of FY15.

Orders for the quarter were $1 billion, down from $1.3 billion in the prior-year quarter. The decrease was driven by lower orders in the Aerospace and Sporting Groups, partially offset by an increase in the Defense Group. The company maintains a backlog of $6.7 billion.

During the third quarter, ATK achieved several strategic accomplishments, such as supporting the successful launch and test of an unmanned Orion capsule on a Delta IV rocket, completing a critical milestone toward America's exploration of deep space. The company completed critical testing for a precision-guided artillery fuze and received several industry awards and recognition for well-recognized brands like Bollé Sport protective eyewear, Bushnell Golf rangefinders, BLACKHAWK! holsters and Gold Tip arrows.
As previously announced, ATK and Orbital Sciences Corporation ("Orbital") (NYSE: ORB) have entered into a transaction agreement, whereby ATK's Aerospace and Defense Groups will merge with Orbital immediately following the spin-off of ATK's Sporting Group business into Vista Outdoor Inc. On January 27, during separate, special stockholder meetings, ATK stockholders approved the issuance of shares to stockholders of Orbital in connection with the merger, and Orbital stockholders approved the merger. ATK anticipates completing the transaction on February 9, 2015, subject to the satisfaction of remaining closing conditions.
"Strong execution in the quarter, and throughout the fiscal year, translated into the best third quarter in sales in company history," said Mark DeYoung, ATK President and Chief Executive Officer. "In the Aerospace and Defense Groups, we achieved year-over-year revenue increases and maintained double-digit margins. Our Aerospace Group continues to secure new programs and deliver strong results, while strategically positioning the company for future with key wins in commercial aerospace and space exploration. We have demonstrated our ability to acquire and integrate new and adjacent businesses into our existing framework, and I'm pleased with Bushnell's strong performance in operating profit for the quarter. With shareholder and regulatory approvals achieved, we are looking forward to closing the transactions and commencing on the strategies to deliver growth and shareholder value.
"Looking back on my five years as CEO, I'm proud of ATK's ability to deliver consistent earnings and cash flow growth. We delivered value to our shareholders through a balanced capital deployment strategy, including the completion of three strategic acquisitions, the implementation of a share repurchase program and the initiation of a quarterly cash dividend. ATK is an impressive company with innovative products, dedicated employees and a focus on execution excellence and shareholder value. We have strategically positioned ATK to create two leading companies, Vista Outdoor and Orbital ATK."
Please see segment and corporate results below.

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the third quarter of the fiscal year, which ended Dec. 28, 2014 (in thousands).

Sales:

	Quarters Ended
	December 28, 2014	December 29, 2013	$ Change	% Change
Aerospace Group	$324,633	$318,078	$6,555	2.1%
Defense Group	466,016	455,249	10,767	2.4%
Sporting Group	506,881	524,228	(17,347)	(3.3)%
Eliminations	(46,152)	(89,151)	42,999	(48.2)%
Total sales	$1,251,378	$1,208,404	$42,974	3.6%

Income before Interest, Income Taxes, and Noncontrolling Interest (Operating Profit):

	Quarters Ended
	December 28, 2014	December 29, 2013	$ Change	% Change
Aerospace Group	$40,000	$33,383	$6,617	19.8%
Defense Group	48,553	53,078	(4,525)	(8.5)%
Sporting Group	18,322	81,119	(62,797)	(77.4)%
Corporate	(2,104)	(21,605)	19,501	90.3%
Total operating profit	$104,771	$145,975	$(41,204)	(28.2)%

SEGMENT RESULTS

ATK operates in a three business group structure: the Aerospace Group, the Defense Group and the Sporting Group.

AEROSPACE GROUP

Third quarter sales increased 2 percent to $325 million, compared to $318 million in the prior-year quarter, reflecting increased sales in the Aerospace Structures division, due to higher volumes and improved profit expectations. The increase was partially offset by a decrease in the Space Systems Operations division.

Operating profit in the quarter was $40 million, up 20 percent compared to $33 million in the prior-year quarter, reflecting the increased sales noted above.

DEFENSE GROUP

Sales in the third quarter increased 2 percent to $466 million, compared to $455 million in the prior-year quarter, driven by increased sales in the Missile Products and Armament Systems divisions, offset by decreases in the Small Caliber Systems and Defense Electronic Systems divisions.

Operating profit for the quarter was $49 million, down 9 percent, compared to $53 million in the prior-year period, reflecting the lower sales and program mix in the Small Caliber Systems division due to the transition to the new contract at the Lake City Army Ammunition Plant, partially offset by sales increases noted above.

SPORTING GROUP

Third quarter sales decreased 3 percent to $507 million, compared to $524 million in the prior-year quarter. Third quarter sales results were driven by a decrease in volume of .223/5.56 ammunition and firearms, and were partially offset by sales of $151 million from Bushnell, reflecting a full quarter of sales and year-over-year growth, compared to $85 million of sales from the November 2013 Bushnell acquisition.

Operating profit was $18 million in the third quarter, compared to $81 million in the prior-year quarter. Excluding the goodwill/trade name impairment and inventory step-up, adjusted operating profit was $71 million down 14 percent, compared to $82 million (see reconciliation tables for details). Adjusted operating profit decreased due to lower sales noted above, product mix and increased promotional activity in response to current market conditions. Operating profit from the Bushnell acquisition was $20 million or 13 percent, compared to $4 million of operating profit from the Bushnell acquisition in the prior year, including transition costs.

For additional information on the results of the Sporting Group please refer to the press release issued by Vista Outdoor on January 28, 2015 detailing the Vista Outdoor FY15 third quarter operating results.

CORPORATE AND OTHER

In the third quarter, corporate and other expenses totaled $2 million, compared to $22 million in the prior-year quarter. On an adjusted basis, corporate and other was income of $2.6 million compared to expense of $11.4 million in the prior-year quarter (see reconciliation table for details), primarily reflecting lower pension expense and intercompany profit eliminations. Pension expense primarily relates to the Aerospace and Defense Groups.

The tax rate for the quarter was 45.1 percent, reflecting the non-deductibility for tax purposes of the goodwill impairment. Excluding this item, the effective tax rate was 30.2 percent (see reconciliation table for details) compared to 32.7 percent in the prior year. The lower tax rate reflects the retroactive extension of the Federal R&D tax credit through December 31, 2014, as a result of the Tax Increase Prevention Act of 2014, signed into law on December 19, 2014 and the absence of nondeductible acquisition-related costs from the prior year.

Interest expense was $21 million compared to $29 million in the prior-year quarter, reflecting a lower interest rate and the absence of a prior-year write off of deferred financing costs. Year-to-date free cash flow was $72 million compared to free cash flow of $142 million in the prior-year period (see reconciliation table for details). The decrease in free cash flow primarily reflects increased pension contributions, cash taxes paid and capital expenditures, and quarterly timing of working capital, partially offset by the collection of the pension segment close-out payment at the Radford Army Ammunition Plant.

"In addition to strong sales performance in the quarter, ATK recorded the highest adjusted EPS in company history," said Neal Cohen, ATK Executive Vice President and Chief Financial Officer. "The company's operational and financial success have established a strong foundation for both Orbital ATK and Vista Outdoor."

OUTLOOK

On the anticipated closing date, February 9, 2015, ATK stockholders as of the applicable record date, February 2, will receive two shares of Vista Outdoor common stock for every one share of ATK common stock they hold. In connection with the merger, Orbital stockholders will receive 0.449 shares of ATK common stock for each share of Orbital common stock that they hold. Upon the closing of the transaction, ATK stockholders will own approximately 53.8 percent of Orbital ATK on a fully diluted basis and Orbital stockholders will own the remaining approximately 46.2 percent of Orbital ATK on a fully diluted basis.

Vista Outdoor common stock is expected to trade on a "when-issued" basis on the NYSE from January 29 through February 9. On the first trading day following the closing, which is expected to be February 10, "regular way" trading of Vista Outdoor common stock under the symbol "VSTO" will begin. Additional information concerning Vista Outdoor and the proposed spin-off is contained in Vista Outdoor's registration statement on Form 10.

Due to the pending closing of the anticipated transaction, ATK is not discussing its outlook or issuing financial guidance.

Reconciliation of Non-GAAP Financial Measures

Sales, Margins, and Earnings Per Share

The Sales, Margins, and Earnings Per Share (EPS) excluding goodwill/trade name impairment, transaction costs for the Bushnell acquisition and proposed transactions, Bushnell inventory step-up, and the write-off of deferred financing charges are non-GAAP financial measures that ATK defines as Sales, Margins, and EPS excluding the impact of these items. ATK management is presenting these measures so a reader may compare Sales, Margins, and EPS excluding these items as the measures provide investors with an important perspective on the operating results of the Company. ATK management uses these measurements internally to assess business performance, and ATK’s definition may differ from those used by other companies.

Total ATK for the Quarter Ending

December 28, 2014:
	Sales	EBIT	Margin	Interest Expense	Taxes	After-tax	EPS
As reported	$1,251,378	$104,771	8.4%	$21,394	$37,617	$45,647	$1.43
Goodwill/trade name impairment		52,220			4,144	48,076	1.50
Transaction costs	—	4,749			1,828	2,921	0.09
As adjusted	$1,251,378	$161,740	12.9%	$21,394	$43,589	$96,644	$3.02

December 29, 2013:
	Sales	EBIT	Margin	Interest Expense	Taxes	After-tax	EPS
As reported	$1,208,404	$145,975	12.1%	$28,501	$38,954	$80,286	$2.46
Transaction costs	—	10,200			1,809	8,391	0.26
Deferred financing costs written off	—	—		(6,166)	2,374	3,792	0.12
Inventory step-up	—	1,377			530	847	0.03
As adjusted	$1,208,404	$157,552	13.0%	$22,335	$43,667	$93,316	$2.87

Sporting Group for the Quarter Ending

December 28, 2014:
	Sales	EBIT	Margin
As reported	$506,881	$18,322	3.6%
Goodwill/trade name impairment	—	52,220
As adjusted	$506,881	$70,542	13.9%

December 29, 2013:
	Sales	EBIT	Margin
As reported	$524,228	$81,119	15.5%
Inventory step-up	—	1,377
As adjusted	$524,228	$82,496	15.7%

Corporate for the Quarter Ended

December 28, 2014:
EBIT
As reported	$(2,104)
Transaction costs	4,749
As adjusted	$2,645

December 29, 2013:
EBIT
As reported	$(21,605)
Transaction costs	10,200
As adjusted	$(11,405)

Effective Tax Rate

The effective tax rate excluding the effect of the non-deductibility for tax purposes of the goodwill impairment charge is a non-GAAP financial measure. ATK management is presenting this measure so that a reader may compare the effective tax rate excluding this item. ATK’s definition may differ from that used by other companies.

December 28, 2014:
	Pre-tax Income	Tax Expense	Tax Rate
As reported	$83,405	$37,617	45.1%
Goodwill impairment	41,020	—
As adjusted	$124,425	$37,617	30.2%

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures, and excluding transaction costs incurred to date. ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, cash dividends, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. ATK management uses free cash flow internally to assess both business performance and overall liquidity.

	Nine months ended December 28, 2014	Nine months ended December 29, 2013
Cash provided by operating activities	$154,186	$222,284
Capital expenditures	(91,991)	(80,580)
Transaction costs incurred to date, net of tax	10,124	—
Free cash flow	$72,319	$141,704

ATK is an aerospace, defense and outdoor sports and recreation company with operations in 21 states, Puerto Rico and internationally. News and information can be found on the Internet at www.atk.com, on Facebook at www.facebook.com/atk or on Twitter @ATK.
Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: the parties' ability to satisfy the conditions to the proposed transaction to spin-off ATK's sporting business and merge ATK's aerospace and defense businesses with Orbital Sciences Corporation; the parties' ability to meet expectations regarding the timing, completion, and accounting and tax treatments of the proposed transaction; the risk that the anticipated benefits and cost savings from the Bushnell acquisition may not be fully realized or may take longer than expected to realize; assumptions regarding the demand for Bushnell's products; the ability of ATK to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners of Bushnell; costs or difficulties related to the integration of Bushnell; and changes in Bushnell's business, industry or economic conditions or competitive environment; assumptions related to the profitability of commercial aerospace structures programs; uncertainties related to the development of NASA's new Space Launch System; demand for commercial and military ammunition; sales levels of firearms; changes in federal and state firearms and ammunition regulation; changes in governmental spending, budgetary policies, including the impacts of sequestration under the Budget Control Act of 2011, and product sourcing strategies; the company's competitive environment; risks inherent in the development and manufacture of advanced technology; risks associated with compliance and diversification into new markets, including international markets; assumptions regarding the company's long-term growth strategy; assumptions regarding growth opportunities in international and commercial markets; increases in commodity costs, energy prices and production costs; foreign currency exchange rates and fluctuations in those rates;

assumptions regarding orders; the terms and timing of awards and contracts; program performance; program terminations; changes in projections or cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; cybersecurity and other industrial and physical security threats; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company's shares outstanding; the availability of capital market financing; changes to accounting standards or policies; changes in tax rules or pronouncements; economic conditions; and the company's capital deployment strategy, including debt repayment, dividend payments, share repurchases, pension funding, mergers and acquisitions — including the related costs and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK's most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(preliminary and unaudited)

	Quarter Ended		Nine Months Ended
(Amounts in thousands except per share data)	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Sales	$1,251,378	$1,208,404	$3,800,017	$3,429,526
Cost of sales	947,534	919,234	2,885,513	2,630,919
Gross profit	303,844	289,170	914,504	798,607
Operating expenses:
Research and development	12,194	11,899	31,024	34,126
Selling	62,122	56,952	185,366	146,617
General and administrative	72,537	74,344	224,891	198,003
Goodwill and tradename impairment	52,220	—	52,220	—
Income before interest, income taxes, and noncontrolling interest	104,771	145,975	421,003	419,861
Interest expense	(21,394)	(28,501)	(68,169)	(57,634)
Interest income	28	1,793	72	1,884
Income before income taxes and noncontrolling interest	83,405	119,267	352,906	364,111
Income taxes	37,617	38,954	126,262	118,991
Net income before noncontrolling interest	45,788	80,313	226,644	245,120
Less net income attributable to noncontrolling interest	141	27	291	210
Net income attributable to Alliant Techsystems Inc.	$45,647	$80,286	$226,353	$244,910

Alliant Techsystems Inc. earnings per common share:
Basic	$1.44	$2.55	$7.15	$7.73
Diluted	$1.43	$2.46	$6.98	$7.55
Cash dividends paid per share	$0.32	$0.26	$0.96	$0.78
Alliant Techsystems Inc. weighted-average number of common shares outstanding:
Basic	31,693	31,536	31,676	31,701
Diluted	31,998	32,613	32,410	32,418

Comprehensive income:
Net income before noncontrolling interest	$45,788	$80,313	$226,644	$245,120
Other comprehensive income (loss), net of tax:
Pension and other postretirement benefit liabilities:
Reclassification of prior service credits for pension and postretirement benefit plans recorded to net income, net of tax benefit of $2,955, $2,810, $8,864, and $8,430, respectively	(4,761)	(4,531)	(14,285)	(13,594)
Reclassification of net actuarial loss for pension and postretirement benefit plans recorded to net income, net of tax expense of $(11,582), $(14,198), and $(34,747) $(42,594), respectively	18,638	22,847	55,919	68,541
Change in fair value of derivatives, net of tax benefit (expense) of $1,623, $(1,406), $(885) and $342, respectively	(2,592)	2,246	1,414	(547)
Change in fair value of available-for-sale securities, net of tax (expense) benefit of $(18), $(35), $(172), and $29, respectively	30	56	276	(47)
Change in cumulative translation adjustment, net of tax benefits of $4,806, $1,035, $9,650, and $1,011, respectively	(7,677)	(1,654)	(15,415)	(1,620)
Total other comprehensive income	3,638	18,964	27,909	52,733
Comprehensive income	49,426	99,277	254,553	297,853
Less comprehensive income attributable to noncontrolling interest	141	27	291	210
Comprehensive income attributable to Alliant Techsystems Inc.	$49,285	$99,250	$254,262	$297,643

ALLIANT TECHSYSTEMS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	December 28, 2014	March 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$112,920	$266,632
Net receivables	1,711,654	1,473,820
Net inventories	552,390	558,250
Income tax receivable	33,233	—
Deferred income taxes	97,855	93,616
Other current assets	81,400	69,280
Total current assets	2,589,452	2,461,598
Net property, plant, and equipment	692,992	697,551
Goodwill	1,883,711	1,916,921
Net intangibles	537,168	577,850
Deferred charges and other noncurrent assets	116,396	117,226
Total assets	$5,819,719	$5,771,146
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$159,997	$249,228
Accounts payable	341,697	315,605
Contract advances and allowances	142,742	105,787
Accrued compensation	100,317	128,821
Accrued income taxes	—	7,877
Other accrued liabilities	315,129	322,832
Total current liabilities	1,059,882	1,130,150
Long-term debt	1,908,503	1,843,750
Noncurrent deferred income taxes	141,358	117,515
Postretirement and postemployment benefits	67,253	74,874
Pension	464,869	557,775
Other noncurrent liabilities	128,707	124,944
Total liabilities	3,770,572	3,849,008
Commitments and contingencies
Common stock—$.01 par value:
Authorized—180,000,000 shares, Issued and outstanding—31,938,188 shares at December 28, 2014 and 31,842,642 shares at March 31, 2014	319	318
Additional paid-in-capital	435,746	534,015
Retained earnings	2,984,960	2,789,264
Accumulated other comprehensive loss	(652,900)	(680,809)
Common stock in treasury, at cost—9,638,009 shares held at December 28, 2014 and 9,712,877 shares held at March 31, 2014	(729,832)	(731,213)
Total Alliant Techsystems Inc. stockholders' equity	2,038,293	1,911,575
Noncontrolling interest	10,854	10,563
Total equity	2,049,147	1,922,138
Total liabilities and equity	$5,819,719	$5,771,146

ALLIANT TECHSYSTEMS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Nine Months Ended
(Amounts in thousands)	December 28, 2014	December 29, 2013
Operating Activities:
Net income before noncontrolling interest	$226,644	$245,120
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	78,605	70,160
Amortization of intangibles	25,433	17,239
Amortization of debt discount	3,212	5,481
Amortization of deferred financing costs	3,887	9,047
Goodwill and tradename impairment	52,220	—
Deferred income taxes	31,920	12,170
Loss on disposal of property	2,448	3,908
Share-based plans expense	12,005	9,437
Excess tax benefits from share-based plans	(6,983)	(833)
Changes in assets and liabilities net of effects of business acquisitions:
Net receivables	(241,072)	46,217
Net inventories	3,515	(47,679)
Accounts payable	39,455	(177,435)
Contract advances and allowances	36,955	(11,910)
Accrued compensation	(32,445)	(35,570)
Accrued income taxes	(22,135)	9,726
Pension and other postretirement benefits	(33,006)	41,284
Other assets and liabilities	(26,472)	25,922
Cash provided by operating activities	154,186	222,284
Investing Activities:
Capital expenditures	(91,991)	(80,580)
Acquisition of business, net of cash acquired	—	(1,301,597)
Proceeds from the disposition of property, plant, and equipment	2,154	5,326
Cash used for investing activities	(89,837)	(1,376,851)
Financing Activities:
Borrowings on line of credit	635,000	280,000
Repayments of line of credit	(535,000)	(280,000)
Payments made on bank debt	(28,250)	(25,000)
Payments made to extinguish debt	(404,462)	(510,000)
Proceeds from issuance of long-term debt	150,000	1,560,000
Payments made for debt issue costs	(1,008)	(21,641)
Purchase of treasury shares	(9,001)	(53,270)
Dividends paid	(30,657)	(24,951)
Proceeds from employee stock compensation plans	—	729
Excess tax benefits from share-based plans	6,983	833
Cash provided by (used for) financing activities	(216,395)	926,700
Effect of foreign currency exchange rate fluctuations on cash	(1,666)	335
Decrease in cash and cash equivalents	(153,712)	(227,532)
Cash and cash equivalents at beginning of period	266,632	417,289
Cash and cash equivalents at end of period	$112,920	$189,757